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                                                                   Exhibit 10.22

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") effective as of July 22, 1999, is entered into on this 27th day of September 1999 by and between AirGate PCS, Inc., a Delaware corporation (the "Company"), and David C. Roberts ("Executive") for the period of four years through July 22, 2003.

                                    RECITALS

         A. Executive has been employed by the Company as the VicePresident of Engineering and Network Operations.

         B. Executive currently beneficially owns an indirect interest in the capital stock of the Company.

         C. The Company filed on May 24, 1999 a registration statement with the Securities and Exchange Commission to undertake an initial public offering of the capital stock of the Company (the "IPO") that will reduce the Executive's current ownership interest in the Company.

         D. The Company and SprintCom, Inc. ("Sprint PCS") have entered into the Sprint PCS Management Agreement (the "Management Agreement") dated July 22, 1998. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Management Agreement.

         E. As an inducement to the Company entering into the Management Agreement, Executive agreed to certain retention of ownership restrictions, restrictions on other business interests (the "Primary Business Restriction") and certain restrictions on his employment. Executive and the Company acknowledge that the promises and restrictive covenants Executive is providing in this Agreement are necessary to the Company's protection of its legitimate interests in connection with the Management Agreement. Accordingly, Executive and the Company agree to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein set forth, the parties hereto agree as follows:

1.       Duties and Scope of Employment. The Company shall employ the Executive
         ------------------------------
as Vice President of Engineering and Network Operations for the Company reporting to the Chief Executive Officer. The Executive shall render such business and professional services in the performance of his duties consistent with Executive's position within the Company and as the Company's Chief Executive Officer or Board of Directors may reasonably request from time to time.

2.       Employee Benefits. Executive shall be eligible for (i) all employee
         -----------------
benefit plans and policies currently and hereafter maintained by the Company for its employees of comparable positions, subject to the terms and conditions of such plans and policies, and (ii) such other employee benefits as are set

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forth in this Agreement.


3.       At-Will Employment. Executive and the Company understand and
         ------------------
acknowledge that Executive's employment with the Company constitutes "at-will" employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon four weeks written notice to the other party (or immediate notice if termination is for cause pursuant to Section 4(g)), with or without cause or for any or no cause, at the option either of the Company or Executive.

4.       Compensation.
         -------------

         (a) Base Salary. While employed by the Company pursuant to this Agreement, the Company shall pay the Executive as compensation for his services a base salary at the annualized rate of $96,000.00 (the "Base Salary"). Upon completion of the IPO and concurrent bond financing that generates proceeds to the Company of at least $215 Million, Executive's salary will be adjusted to $139,000.00 paid effective as of July 15, 1999. The Base Salary shall be adjusted annually to increase the Executive's Base Salary by the greater of (i) the Consumer Price Index for all urban consumers, U.S. City Average, All Items; or (ii) 5%. Such salary shall be paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding and deductions. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, waiver, or extension, by implication or otherwise, of this Agreement.

         (b) Bonuses. In addition to Executive's Base Salary, Executive shall be eligible to receive an annual bonus (the "Bonus") at a level generally established in the industry for the Executive's position and in the target range of 35% of Executive's Base Salary then in effect, as determined by the Board (in its sole discretion) in consultation with Executive, and according to the terms of any applicable Company executive bonus plans. The Bonus shall be payable in accordance with the Company's normal practices and policies.

         (c) Stock Option. Executive shall be eligible to participate in the Company's stock option plan at the level established for the position held by the Executive and in accordance with the Company's stock option plan, irrespective of his ownership interest in the Company predating the date of this Agreement. The Company has awarded to the Executive an option to purchase stock for a total number of 75,000 shares as of the effective date of the stock option plan and pursuant to its terms.

         (d) Annual Benefits Program. Executive shall be eligible to participate in an executive benefit/perquisite program as established by the Company at the level of a senior executive and for a minimum aggregate annual benefit equal to $10,000. In addition, Executive will be provided health, dental, disability and life insurance for him and his family under Company policies.

         (e) Termination of Employment. If the Company terminates the Executive's employment, the Company shall continue until July 22, 2003 to pay the Executive (1) his Base Salary with an annual adjustment equal to the greater of (A) the Consumer Price Index for all urban consumers, U.S. City Average, All Items; or (B) 5%; plus (2) an annual bonus at a rate of 20% of Executive's Base Salary

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(the "Salary Continuation") unless or until:

                (i) Executive voluntarily terminates his employment with the Company; or

                (ii) the Company terminates the Executive or the Salary Continuation for cause pursuant to Section 4(g) of this Agreement; or

                (iii) the Primary Business Restriction expires, is eliminated or is waived by Sprint PCS.

Notwithstanding the foregoing, if the Company terminates Executive's employment without cause and the requirements of Section 4(e)(iii) are met at that time or thereafter, Executive shall receive six months Base Salary at the rate in effect on the date of termination (but in no event beyond July 22, 2003). Executive shall be entitled to stock options to the extent provided pursuant to the terms of the Company's stock option plan as an employee under the stock option plan for the duration of the period of payment of Salary Continuation. The Executive shall also continue to receive health, dental, disability and life insurance under the Company's policies so long as the Company continues to pay his Salary Continuation.

       (f) Continued Employment Obligations. So long as the Company continues to pay Salary Continuation, Executive agrees to perform such duties as the Company reasonably requests from time to time, subject to the direction and control of the Company. Therefore, notwithstanding Executive's termination of employment with respect to the capacity in which Executive was then serving, Executive shall continue in his status as an employee of the Company so long as the Salary Continuation is paid.

       (g) Termination for Cause. The Company may terminate Executive's employment or the Salary Continuation for cause if the Executive is found to have violated the requirements set forth in Section 8, Section 9(b) or Section 9(c) of this Agreement. If the Executive's employment or the Salary Continuation is terminated pursuant to this Section 4(g), the Executive shall not be entitled to any additional compensation or benefits thereafter.

       (h) Termination by Reason of Death. If Executive's employment terminates by reason of death, or if Executive dies while receiving Salary Continuation, the Company shall pay to Executive's legal representative Salary Continuation for the twelve (12) month period following death (but in no event beyond July 22, 2003). Except as provided in this Section 4(h) or as required by law, Salary Continuation and all other compensation and benefits provided hereunder shall cease at death.

5.     Expenses.  The Company will pay or reimburse Executive for reasonable
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travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder in accordance with the Company's established policies.

6.     Assignment.  This Agreement shall be binding upon and inure to the
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benefit of (a) the heirs, executors and legal representatives of Executive upon
Executive's death or incapacity, and (b) any

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successor or assign of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

7.        Notices. All notices, requests, demands and other communications
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called for hereunder shall be in writing and shall be deemed given if delivered personally or via overnight delivery with proof of receipt or three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice:

          If to the Company:
          AirGate PCS, Inc.
          Harris Tower
          233 Peachtree Street, N.E., Suite 1700
          Atlanta, Georgia 30303
          Attn:  Board of Directors

          If to Executive:
          David C. Roberts
          4216 Moss Creek Court
          Matthews, North Carolina 28105



8.        Ownership Interest Restrictions.
          -------------------------------

          (a) Retention of Ownership Interest. Pursuant to Section 13 of Addendum II and Addendum III to the Management Agreement ("Addendum II" and "Addendum III" respectfully), Executive agrees that Executive shall not sell, transfer (except as otherwise provided in subsection (b) below), assign, gift or pledge any of Executive's equity or voting interest in any of the entities listed in Schedule 13 to Addendum II ("Schedule 13") until July 22, 2003 except for those shares granted to Executive pursuant to the terms of the Company's stock option plan and such other equity and voting interests that are not within the scope of Addendum II and Schedule 13.

          (b) Permitted Transfers. Notwithstanding the provisions of Section 8(a), Executive shall be permitted to execute the following transfers:

                  (i) a transfer of a direct or indirect ownership interest in a Schedule 13 Company to Executive's spouse, child, adopted child, stepchild, grandchild, parent or sibling, or to a trust established for the benefit of any of the foregoing, provided that Executive retains control of the voting rights associated with the ownership

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                           interest and remains bound by the terms of Addendum
                           II;

                   (ii) a transfer upon the death of Executive, provided that such transfer is to one of the Principals named in Addendum II or to a person who agrees to be bound by the requirements of Addendum II; or

                  (iii) a transfer of up to a maximum of thirty percent (30%) of Executive's equity interest in the entities listed in Schedule 13 after July 22, 2001.

         (c) Invalid Transfers. Executive acknowledges that his failure to comply with the ownership restrictions set forth in this Section 8 could be treated as a material default of the Management Agreement by Sprint PCS and result in irreparable harm to the Company. Executive agrees to maintain his ownership interests in compliance with the requirements of this Agreement and the Management Agreement and further agrees that any attempted transfer of his ownership interests in violation of the requirements of this Agreement or the Management Agreement shall be invalid and void and agrees that a legend to this effect will be placed on any certificates or other evidence of such ownership interests. Executive further agrees to indemnify and hold harmless the Company and other shareholders of the Company from and against any and all liabilities, damages, penalties, costs and expenses (including reasonable attorney's fees) suffered or incurred by reason of Executive's noncompliance and breach of this Section and to release the Company from any claims relating to termination of his employment or Salary Continuation and other benefits pursuant to Section 4 of this Agreement. Executive acknowledges that the foregoing indemnity could amount to tens of millions of dollars. The foregoing indemnity shall not be the Company's or other shareholders' exclusive remedy in the event of such noncompliance or breach, such indemnity being cumulative and not in limitation of any and all other remedies at law or in equity. Any indemnity paid by the Executive to the Company shall not release or waive any claims that the Company may have against the Executive.

9.       Restrictions on Employment.
         --------------------------

         (a) Use and Disclosure of Confidential Information. During the period of two (2) years after Executive's employment has terminated for any reason whatsoever (or, in the case of trade secrets, for so long as the information in question remains a trade secret) and during any period Executive is employed by Employer, Executive shall not, without the prior written consent of the Company, directly or indirectly, divulge, disclose or publish to any person or entity, or reproduce or use in any way, except only as required for the benefit of the Company, any Confidential Information (as defined herein). Upon the Company's request and, in any event, upon the termination of Executive's employment with the Company for any reason whatsoever, Executive shall immediately return any reproductions of Confidential Information to the Company. For purposes of this Agreement, "Confidential Information" means any trade secrets and any information relating to the Company's business that is competitively sensitive and not generally known by the public, including processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, technology, specifications, products, computer programs (including computer programs developed, improved or modified by Executive for or on behalf of the Company for use in the Company's business), algorithms, systems, methods of operation, order entry forms, price lists, customer lists, customer information, solicitation leads, marketing research data, marketing and advertising materials and methods and manuals and forms, all of which pertain to the Company's business. Confidential

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Information does not include any information which (i) is available in published print or otherwise known to the public, unless published or made known as a result of acts or omissions of Executive, or (ii) is lawfully obtained by Executive in writing from a third party who did not acquire such confidential information or trade secret, directly or indirectly, from Executive or the Company.

     (b) Primary Business Restriction. Pursuant to Section 14(a) of Addendum II, Executive agrees that prior to July 22, 2003, unless the Primary Business Restriction expires or is eliminated or waived by Sprint PCS, Executive shall not have a primary business other than his involvement with the Company, regardless of whether he is currently employed by the Company. Executive acknowledges that his failure to comply with the restrictions set forth in this
Section 9(b) could be treated as a material default of the Management Agreement by Sprint PCS and result in irreparable harm to the Company. Executive further agrees to indemnify and hold harmless the Company and other shareholders of the Company from and against any and all liabilities, damages, penalties, costs and expenses (including reasonable attorney's fees) suffered or incurred by reason of Executive's non-compliance and breach of this Section and agrees to release the Company from any claims relating to termination of his employment or Salary Continuation and other benefits pursuant to Section 4 of this Agreement. Executive acknowledges that the foregoing indemnity could amount to tens of millions of dollars. The foregoing indemnity shall not be the Company's or other shareholders' exclusive remedy in the event of such noncompliance or breach, such indemnity being cumulative and not in limitation of any and all other remedies at law or in equity. Any indemnity paid by Executive to the Company shall not release or waive any claim that the Company may have against the Executive.

     (c) Covenant Not to Compete (the "Covenant Not to Compete"). In addition to the requirements set forth in Section 9(b), during Executive's employment with the Company and for a period of eighteen (18) months after Executive's employment is terminated (excluding any period for which Salary Continuation is paid), Executive shall not, directly, indirectly, for himself or on behalf of or in conjunction with any other person, firm or entity.

         (i) engage in the wireless telecommunications business (the "Business") anywhere within the Service Area as defined in Addendum I of the Management Agreement (the "Territory").

         (ii) initiate any action to solicit in competition with the Business of the Company or to divert or attempt to divert from the Company the Business of any person, firm or entity for which the Company provided services in connection with the Business at any time during the period of twenty four (24) months immediately preceding the time of such solicitation, diversion or attempt to divert and with whom Executive had material contact in the course of Executive's employment with the Company; or

         (iii) hire for any other employer any employee of the Company or cause any employee of the Company to leave his employment in order to work for another.

     Executive acknowledges that the Company has conducted and expects to conduct its business throughout the Territory and that the Company expects that during the aforesaid period, the Company will continue to expand its Business throughout the Territory and that this expectation is realistic; that Executive shall be engaged in the Company's business in his capacity with respect to the Company's

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activities throughout the Territory; and that because of Executive's association with the Company, the Company's business would be seriously and irreparably harmed if Executive were to compete with the Company in the manner prohibited above.

     (d) Change of Control. The restrictions set forth in Section 8 hereof (entitled "Ownership Interest Restrictions"), and the obligation of Executive to comply with the Primary Business Restriction (but not the restrictions set forth in Section 9(a) and 9(c) hereof), shall lapse immediately if at least one-third (1/3) of the persons who are corporate officers of Sprint and/or Sprint PCS immediately before an Applicable Change of Control terminate their employment for any reason within one year following an Applicable Change of Control. For purposes of this Agreement, (i) "Change of Control" shall have the meaning set forth in Section 17.15.3(e) of the Management Agreement, and (ii) "Applicable Change of Control" shall mean a Change of Control of Sprint or Sprint PCS (other than the Change of Control between Sprint Enterprises, L.P., TCI Telephony Services, Inc., Comcast Telephony Services and Cox Telephony Partnership, Sprint Spectrum L.P., SprintCom. Inc., PhillieCo Partners I, L.P., and Cox Communications PCS, L.P.).

     (e) Injunction; Attorneys' Fees; Setoff. As any breach by Executive of any of the covenants contained in this Agreement (including this Section 9) would result in irreparable injury to the Company, and as the damages arising out of any such breach would be difficult to ascertain, Executive agrees that, in addition to all other remedies provided by law or in equity, the Company shall be entitled to an injunction against any such breach, whether actual or contemplated. If the Company takes any action at law or in equity to enforce its rights under this Agreement, then in addition to any other relief to which the Company may be entitled, the Company shall be entitled to reasonable attorneys' fees, costs and necessary expenses incurred in connection therewith. The Company shall be entitled to set off against any compensation and other payments of any kind owed to Executive any amounts owing to the Company as a result of a breach of this Agreement or otherwise.

10.  Termination. If the Company does not complete its financing, including but
     -----------
not limited to, completion of the IPO, a high yield debt offering and closing of a senior debt facility by October 31, 1999, or if the Management Agreement is terminated by Sprint PCS, Executive (if Executive is not then in breach of this Agreement) may terminate this Agreement.

11.  Entire Agreement. This Agreement and the documents referenced herein
     ----------------
represent the entire agreement and understanding between the Company and Executive concerning the subject matter hereof, and supersede and replace any and all prior agreements and understandings concerning such subject matter.

12.  Arbitration and Equitable Relief.
     --------------------------------

     (a) To the extent permitted by applicable law, Executive agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof shall be settled by arbitration to be held in Fulton County, Georgia, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's

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decision in any court having jurisdiction.

     (b) The arbitrator shall apply Georgia law to the merits of any dispute or claim, without reference to rules of conflict of law. Subject to Section 12(a), Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in Georgia for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

     (c) Executive understands that nothing in Section 12 modifies Executive's at-will status. Subject to Section 3, either the Company or Executive can terminate the employment relationship at any time, with or without cause.

     (d) EXECUTIVE HAS READ AND UNDERSTANDS SECTION 12, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

         (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS OR IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

         (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE FAIR LABOR STANDARDS ACT;

         (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

     (e) Notwithstanding any provision herein to the contrary, this Section 12 shall not apply to any dispute or controversy arising under Section 9 (entitled "Restrictions on Employment") or the interpretation, validity, construction, performance, breach or termination thereof.

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13.  Severability. In the event that any provision hereof becomes or is declared
     ------------
by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

14.  No Oral Modification, Cancellation or Discharge. This Agreement may only be
     -----------------------------------------------
amended, canceled or discharged in writing signed by Executive and the Company.

15.  Withholding. The Company shall be entitled to deduct or withhold, or cause
     -----------
to be deducted or withheld, from payment any amount of withholding taxes or other amounts required by law with respect to payments made to Executive in connection with his employment hereunder.

16.  Governing Law. This Agreement shall be governed by the laws of the State of
     -------------
Georgia.

17.  Acknowledgment. Executive acknowledges that he has had the opportunity to
     --------------
discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

18.  Gender. Wherever the context requires, the masculine or feminine gender
     ------
shall include the other gender, and the singular shall include the plural and vice versa.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below.

                                   COMPANY:

                                   AIRGATE PCS, INC.

                                   By: /s/ Thomas M. Dougherty
                                       ---------------------------------
                                   Name/Title: President and CEO
                                   Date: September 27, 1999

                                   EXECUTIVE: /s/ David C. Roberts
                                              --------------------

                                   Date: September 27, 1999

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